Exhibit 99
----------


Investor Contact:                            Media Contact:
-----------------                            --------------
Chris Close (610) 902-6257                   James Ely (610) 902-6010
chris.close@airgas.com                       jim.ely@airgas.com



            AIRGAS REPORTS FISCAL THIRD QUARTER RESULTS


     RADNOR, Pennsylvania, January 25, 2001 - Airgas, Inc. (NYSE -
ARG) today reported results for the quarter and nine-month periods ended December 31, 2000. Net earnings for the quarter were $0.10 per diluted share compared to $0.15 per diluted share in the prior year, which excluded certain gains and charges. After-tax cash flow (net earnings, excluding certain gains and charges, plus depreciation, amortization and deferred income taxes) was $0.48 per diluted share versus $0.50 per diluted share last year.

     Lower earnings were driven by a significant slowdown in December sales, partially as a result of severe weather. The Company continues to be affected by higher expenses associated with distribution, wages and insurance. In addition, the dramatic increase in energy prices impacted the business.

     Fiscal third quarter sales increased 7% to $395 million, from $369 million last year. Total same-store sales increased by 2.5% compared to the same quarter a year ago. Same-store sales in the Distribution segment were up 2.3%, reflecting increases of 4% for gases and rent and 1% for hardgoods. Same-store sales for the Gas Operations segment were 4.6% higher.

     "While earnings this quarter were disappointing, we were encouraged that the overall sales momentum was positive despite the weak December," stated Peter McCausland, chairman and chief executive officer. "The sales drop-off appears to have been an aberration as daily sales in January have improved steadily. We believe that sales growth will be supported by our aggressive pricing actions and continued success in national accounts.
However, we recognize the possibility of a further slowing in the industrial economy and we are developing a cost reduction plan that could be implemented in the fourth quarter if necessary. We are committed to taking the required actions in the short-term to improve profitability while still executing our long-term strategy."

     For the nine-month period, sales increased to $1.2 billion from $1.1 billion last year. Net earnings were $0.40 per diluted share compared to $0.44 per diluted share in the prior year period, which excludes certain gains and charges. After-tax cash flow per diluted share increased to $1.56 from $1.53 in the prior year period.

     Capital expenditures for the quarter and year-to-date periods were flat compared with prior periods at $17 million and $48 million, respectively.

     The Company will conduct an earnings teleconference on Friday, January 26, 2001 beginning at 8:30 a.m. Eastern Time. Slides to be presented during the Company's teleconference, information about how to access a live webcast of the teleconference, and replay instructions are available in the `Investor Info' section on the Company's Internet site www.airgas.com. The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time on Friday, January 26, 2001.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and welding equipment and one of the largest distributors of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers, and inbound and outbound telemarketing operations.



                     Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: sales trends; the possibility of further slowing in the industrial economy; the ability to develop and implement a cost reduction plan; lower costs and improved profitability; the ability to successfully execute the company's long-term strategy; the success of national accounts in fueling sales growth; the impact of aggressive price actions on positive sales growth; the Company's expectations regarding continued positive sales momentum. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of marketing initiatives and national accounts in fueling sales growth; the market acceptance of the Company's price increases; increased cost pressures; the success of the cost reduction effort; an economic downturn (including adverse changes in the specific markets for our products); increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; reduced product supply and demand due to the California power crisis; the inability of the Company to grow sales, earnings and cash flow; and other factors described in the Company's reports, including Form 10-K dated March 31, 2000 and Forms 10-Q dated June 30, 2000 and September 30, 2000 filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

                        AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF EARNINGS
                (Amounts in thousands, except per share data)
                                 (Unaudited)

                                           Three Months Ended     Nine Months Ended
                                              December 31,          December 31,
                                           2000       1999        2000        1999
                                           ----       ----        ----        ----
Net sales:
     Distribution                         $359,721    $339,761   $1,105,519   $1,032,701
     Gas Operations                         35,249      29,673      108,546      103,515
                                           -------     -------    ---------    ---------
          Total net sales                  394,970     369,434    1,214,065    1,136,216

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                       190,319     180,126      591,718      555,205
        Gas Operations (a)                  12,458      15,471       39,342       44,506
     Selling, distribution and
      administrative expenses              145,112     125,676      426,780      381,822
     Depreciation                           15,686      15,492       48,000       47,797
     Amortization                            5,153       6,494       17,894       19,308
     Special charges (recoveries) (b)            -      (2,829)           -       (2,829)
                                           -------     -------    ---------    ---------
            Total costs and expenses       368,728     340,430    1,123,734    1,045,809

Operating income:
     Distribution                           22,038      26,622       74,761       79,290
     Gas Operations                          4,204        (447)      15,570        8,288
     Special (charges) recoveries (b)            -       2,829            -        2,829
                                            ------      ------       ------       ------
          Total operating income            26,242      29,004       90,331       90,407

Interest expense, net                      (15,597)    (13,949)     (47,668)     (42,167)
Discount on sale of trade receivables (c)     (137)          -         (137)           -
Other income, net (d)                          352       1,234          809       16,639
Equity in earnings of unconsolidated
 affiliates                                    455         663        2,306        2,388
                                            ------      ------       ------       ------
     Earnings before income taxes and the
      cumulative effect of an accounting
      change                                11,315      16,952       45,641       67,267

Income tax expense                           4,639       7,192       18,746       28,920
                                            ------      ------       ------       ------

     Earnings before the cumulative effect
      of an accounting change                6,676       9,760       26,895       38,347

Cumulative effect of an accounting
 change, net of taxes (e)                        -           -            -         (590)
                                             -----       -----       ------       ------
Net earnings                              $  6,676    $  9,760     $ 26,895     $ 37,757
                                             =====       =====       ======       ======

Net earnings (excluding special items)(f) $  6,676    $ 10,291     $ 26,895     $ 31,319
                                             =====      ======       ======       ======

Per share data:
     Basic earnings per share             $    .10    $    .14     $    .41     $    .54
     Diluted earnings per share           $    .10    $    .14     $    .40     $    .53

Per share data
   (excluding special items)(f):
     Basic earnings per share             $    .10    $    .15     $    .41     $    .45
     Diluted earnings per share           $    .10    $    .15     $    .40     $    .44

Weighted average shares outstanding:
     Basic                                  66,500      69,200       65,700       69,600
     Diluted                                67,200      70,800       67,000       71,000

See notes to consolidated financial statements.


                        AIRGAS, INC. AND SUBSIDIARIES
                    CONSOLIDATED CONDENSED BALANCE SHEETS
                           (Amounts in thousands)


                                            (Unaudited)
                                            December 31,    March 31,
                                               2000           2000
                                               ----           ----
ASSETS
Trade accounts receivable, net (c)          $  138,933     $  211,989
Inventories, net                               163,021        159,438
Deferred income tax asset, net                  12,378         13,752
Prepaids and other current assets               21,142         23,611
                                            ----------     ----------
    TOTAL CURRENT ASSETS                       335,474        408,790

Property, plant and equipment, net             747,098        753,768
Goodwill, net                                  437,850        445,498
Other non-current assets, net                  115,656        131,275
                                            ----------     ----------
    TOTAL ASSETS                            $1,636,078     $1,739,331
                                            ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                     $   58,506     $   78,276
Accrued expenses and
  other current liabilities                    117,234        121,249
Current portion of long-term debt               75,039         20,071
                                            ----------     ----------
    TOTAL CURRENT LIABILITIES                  250,779        219,596

Long-term debt (c)                             694,247        857,422
Deferred income taxes                          172,420        160,808
Other non-current liabilities                   24,798         28,998

Stockholders' equity                           493,834        472,507

    TOTAL LIABILITIES AND                   ----------     ----------
      STOCKHOLDERS' EQUITY                  $1,636,078     $1,739,331
                                            ==========     ==========

See notes to consolidated financial statements.

Notes to consolidated financial statements:


(a) Gas Operations' cost of products sold for the three and nine months ended December 31, 1999 includes an inventory write-down of $3.8 million ($2.2 million after-tax) related to certain specialty gas inventories.

(b) Special charge recoveries of $2.8 million ($1.7 million after-tax) for the three and nine months ended December 31, 1999 primarily include an insurance settlement related to a fiscal 1997 loss.

(c) Discount on sale of trade receivables relates to the previously announced trade receivables securitization program entered into during the quarter ended December 31, 2000. Cash proceeds of approximately $72 million from the securitization program were used to pay down debt under the Company's revolving credit agreement.

(d) Other income, net, for the nine months ended December 31, 1999 includes a $14.9 million ($7.8 million after-tax) non-recurring gain resulting from the divestiture of the Company's operations in Poland and Thailand.

(e) Effective April 1, 1999, the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." The nine months ended December 31, 1999 include an after-tax charge of $590 thousand for the cumulative effect of an accounting change related to previously capitalized costs from start-up activities.

(f) Net earnings and per share amounts, adjusted to exclude the items described in notes (a), (b), (d) and (e).